Exhibit 99.1

NEWS RELEASE

H. Patrick Dee Chief Operating Officer (505) 241-7102	Christopher C. Spencer Chief Financial Officer (505) 241-7154

FIRST STATE REPORTS FIRST QUARTER EARNINGS

Albuquerque, NM—April 28, 2008

OVERVIEW:

•	Earnings for the quarter of $3.9 million, down 39% from last year’s quarter.
•	Diluted earnings per share for the quarter of $0.19, down 39% from last year’s quarter.
•	Loan growth continues to be strong, growing $69 million in the first quarter, an 11% annualized growth rate.
•	Net interest margin for the quarter of 4.12%, compared to 4.70% for the first quarter of 2007, and 4.44% for the fourth quarter of 2007
•	Provision for loan losses for the quarter of $3.9 million, compared to $2.0 million for the first quarter of 2007, and $3.7 million for the fourth quarter of 2007.

INCOME STATEMENT HIGHLIGHTS:

(Unaudited-$ in thousands, except share and per share amounts)	First Quarter Ended March 31,
	2008	2007
Interest income	$52,969	$52,553
Interest expense	21,564	21,413

Net interest income	31,405	31,140
Provision for loan losses	(3,900)	(2,044)

Net interest income after provision for loan losses	27,505	29,096
Non-interest income	6,284	5,890
Non-interest expense	27,833	24,941

Income before income taxes	5,956	10,045
Income tax expense	2,031	3,567

Net income	$3,925	$6,478

Basic earnings per share	$0.19	$0.31
Diluted earnings per share	$0.19	$0.31
Weighted average basic shares outstanding	20,135,032	20,840,839
Weighted average diluted shares outstanding	20,157,739	21,099,978

First Quarter Results

April 28, 2008

Page Two

FINANCIAL RATIOS:

	First Quarter Ended March 31,
(unaudited)	2008	2007
Return on average assets	0.46%	0.88%
Return on average equity	4.99%	8.41%
Efficiency ratio	73.85%	67.35%
Operating expenses to average assets	3.28%	3.40%
Net interest margin	4.12%	4.70%
Average equity to average assets	9.28%	10.49%
Leverage ratio	8.47%	9.40%
Total risk based capital ratio	10.70%	10.78%

First State Bancorporation (“First State”) (NASDAQ:FSNM) today announced first quarter 2008 earnings of $3.9 million compared to $6.5 million for 2007, a decrease of 39.4%. Earnings per diluted share were $0.19 compared to $0.31 per diluted share for the same quarter in 2007, a decrease of 38.7%.

On March 1, 2007, First State completed the acquisition and merger of Front Range Capital Corporation and its subsidiary, Heritage Bank (“Front Range”) for $72 million in cash.

BALANCE SHEET HIGHLIGHTS:

(Unaudited – $ in thousands except per share amounts)	March 31, 2008	December 31, 2007	March 31, 2007	$ Change from December 31, 2007	$ Change from March 31, 2007
Total assets	$3,460,038	$3,424,203	$3,288,708	$35,835	$171,330
Total loans	2,610,192	2,541,210	2,405,127	68,982	205,065
Investment securities	493,772	516,404	480,099	(22,632)	13,673
Deposits	2,580,601	2,574,687	2,502,467	5,914	78,134
Non-interest bearing deposits	466,447	485,419	498,624	(18,972)	(32,177)
Interest bearing deposits	2,114,154	2,089,268	2,003,843	24,886	110,311
Borrowings	349,988	301,613	253,160	48,375	96,828
Shareholders’ equity	316,144	310,862	309,244	5,282	6,900
Book value per share	$15.72	$15.47	$14.91	$0.25	$0.81
Tangible book value per share	$8.52	$8.23	$8.10	$0.29	$0.42

“We have experienced another quarter of solid loan growth,” commented Michael R. Stanford, President and Chief Executive Officer. “We are clearly in the midst of a very challenging economic cycle for banks. We have been through these cycles before and are confident that we are taking the necessary steps to emerge as an even stronger organization at the end of this cycle,” continued Stanford.

First Quarter Results

April 28, 2008

Page Three

Net interest income was $31.4 million for the first quarter of 2008 compared to $31.1 million for the same quarter of 2007. First State’s net interest margin was 4.12% and 4.70% for the first quarters of 2008 and 2007, respectively. The net interest margin for the fourth quarter of 2007 was 4.44%. The decrease in the net interest margin is primarily due to the Federal Reserve Bank lowering the federal funds target rate by 300 basis points over the past seven months which led to a similar decrease in the prime lending rate. The net interest margin has also been negatively impacted by the need to utilize borrowings to fund the loan growth which has continued to outpace deposit growth. Due to the level of non-accrual loans this quarter, the reversal of interest on these loans has had a negative impact on the net interest margin as well. In conjunction with the Federal Reserve Bank’s lower target rates, we have lowered selected deposit rates, but remain competitive in the markets we serve. The rates on our FHLB short-term borrowings and our securities sold under agreements to repurchase have decreased, in conjunction with the Federal Reserve Bank’s lower target rates. The cost of our junior subordinated debentures, which are indexed to LIBOR, has also decreased in comparison to the three months ended March 31, 2007 and the year ended December 31, 2007, as the majority of the debentures have repriced. The extent of future changes in our net interest margin will depend on the amount and timing of any further Federal Reserve Bank rate changes, the level of borrowings needed to fund loan growth, our ability to manage the cost of interest-bearing liabilities, and our ability to stay competitive in the markets we serve.

ALLOWANCE FOR LOAN LOSSES:

(Unaudited - $ in thousands)	Quarter ended March 31, 2008	Year ended December 31, 2007	Quarter ended March 31, 2007
Balance beginning of period	$31,712	$23,125	$23,125
Provision for loan losses	3,900	10,267	2,044
Net charge-offs	(1,116)	(4,638)	(394)
Allowance related to acquired loans	—	2,958	3,138

Balance end of period	$34,496	$31,712	$27,913

Allowance for loan losses to total loans held for investment	1.33%	1.26%	1.18%
Allowance for loan losses to non-performing loans	69%	103%	78%

NON-PERFORMING ASSETS:

(Unaudited - $ in thousands)	March 31, 2008	December 31, 2007	March 31, 2007
Accruing loans – 90 days past due	$553	$2	$187
Non-accrual loans	49,748	30,736	35,575

Total non-performing loans	$50,301	$30,738	$35,762
Other real estate owned	16,551	18,107	17,241

Total non-performing assets	$66,852	$48,845	$53,003

Potential problem loans	$71,862	$63,961	$42,311
Total non-performing assets to total assets	1.93%	1.43%	1.61%

First State’s provision for loan losses was $3.9 million for the first quarter of 2008 compared to $2.0 million for the same quarter of 2007. The increase is primarily a result of an increase in net charge-offs, an increase in non-performing loans, and continued growth of the portfolio. First State’s allowance for loan losses was 1.33% and 1.18% of total loans held for investment at March 31, 2008 and March 31, 2007, respectively.

“While we are disappointed in the increase in non-performing assets this quarter, we continue to believe that the value of the real estate collateral supporting most of our non-performing loans will limit the ultimate losses we experience,” stated H. Patrick Dee, Executive Vice President and Chief Operating Officer. “We continue to aggressively work problem loans as soon as they are identified. For the first quarter, net charge-offs, at an annualized rate of 17 basis points of average loans, were down slightly from the fourth quarter of 2007,” continued Dee.

First Quarter Results

April 28, 2008

Page Four

NON-INTEREST INCOME:

(Unaudited - $ in thousands)	First Quarter Ended March 31,
	2008	2007	$ Change	% Change
Service charges on deposit accounts	$2,745	$2,142	$603	28%
Other banking service fees	247	223	24	11
Credit and debit card transaction fees	937	887	50	6
Check imprint income	176	177	(1)	(1)
Gain (loss) on investment securities	(236)	42	(278)	(662)
Gain on sale of mortgage loans	1,247	1,449	(202)	(14)
Income on cash surrender value of bank-owned life insurance	457	354	103	29
Other	711	616	95	15

	$6,284	$5,890	$394	7%

Non-interest income for the first quarter of 2008 was $6.3 million, compared to $5.9 million for the first quarter of 2007, an increase of approximately $394,000 or 7%.

The increase in service charges on deposit accounts is due to an increase in NSF fees charged per occurrence, an increase in account analysis fees, increased volume enhanced by the Front Range acquisition, and a reduction in fees waived from deposit accounts.

The loss on investment securities includes a $333,000 unrealized loss on FHLMC preferred stock, recorded as an “other than temporary” impairment in accordance with generally accepted accounting principles. This stock is held in the available for sale portfolio and was acquired as part of the acquisition of Front Range Capital Corporation in March 2007, at which time it was valued at approximately $953,000. These high yielding, fixed-rate securities are rated AA- and Aa3 by S&P and Moody’s, respectively, and are held by hundreds of bank and thrifts. We do not believe that the current market price of these securities reflects their near-term potential, but current market conditions make it difficult to accurately forecast the time period required for the security to fully recover. Therefore, the “other than temporary” impairment is warranted.

The decrease in gain on sale of mortgage loans is primarily due to reduced volumes reflecting the nationwide slow down in the residential mortgage market.

NON-INTEREST EXPENSE:

(Unaudited - $ in thousands)	First Quarter Ended March 31,
	2008	2007	$Change	%Change
Salaries and employee benefits	$13,517	$12,260	$1,257	10%
Occupancy	4,025	3,241	784	24
Data processing	1,549	1,548	1	—
Equipment	2,144	1,849	295	16
Legal, accounting, and consulting	576	621	(45)	(7)
Marketing	747	948	(201)	(21)
Telephone	493	503	(10)	(2)
Supplies	240	334	(94)	(28)
Delivery	280	287	(7)	(2)
Other real estate owned	561	186	375	201
FDIC insurance premiums	465	63	402	638
Amortization of intangibles	640	434	206	47
Check imprint expense	154	174	(20)	(11)
Other	2,442	2,493	(51)	(2)

	$27,833	$24,941	$2,892	12%

First Quarter Results

April 28, 2008

Page Five

Non-interest expenses were $27.8 million and $24.9 million for the quarters ended March 31, 2008 and 2007, respectively, and represent an increase of $2.9 million or 12%.

The increase in salaries and benefits is primarily due to the acquisition of Front Range, normal compensation increases for job performance, an increase in accrued incentives, and an increase in self-insured medical and dental claims. This increase was partially offset by a decrease in expenses related to temporary help and to a decrease in other personnel expenses related to 2007 retention bonuses for Front Range employees that did not recur in 2008.

The increase in occupancy expense reflects the acquisition of Front Range, the lease of space in Phoenix for two new branches, and a new branch location in Albuquerque.

The increase in equipment expense is primarily due to the acquisition of Front Range.

The decrease in marketing expense is primarily due to a decrease in direct advertising costs in conjunction with our expense reduction initiative.

The increase in other real estate owned is primarily due to the write-down of a property and an increase in taxes and insurance. The $151,000 write-down occurred in conjunction with an offer to purchase a property that was previously held for future expansion and development by Front Range, reflecting the property’s estimated net realizable value. The increase in taxes and insurance is commensurate with the increase in other real estate owned that occurred beginning with the Front Range acquisition on March 1, 2007.

The increase in FDIC insurance premiums is due to new FDIC assessment rates that took effect at the beginning of 2007. These rates are significantly higher than the previous assessment rates. The new assessment system allowed eligible insured depository institutions to share a one-time assessment credit pool, which offset premiums for a period of time. First Community Bank’s share of the credit was used up in the third quarter of 2007.

The increase in amortization of intangibles reflects the acquisition of Front Range.

In conjunction with its first quarter earnings release, First State will host a conference call to discuss these results, which will be simulcast over the Internet on Monday, April 28, 2008 at 5:00 p.m. Eastern Time. To listen to the call and view the slide presentation, visit www.fcbnm.com, Investor Relations. The conference call will be available for replay beginning April 28, 2008 through May 7, 2008 at www.fcbnm.com, Investor Relations.

On Friday, April 25, 2008, First State’s Board of Directors declared a quarterly dividend of $0.09 per share. The dividend will be paid to shareholders of record on May 7, 2008, payable June 4, 2008.

First State Bancorporation is a New Mexico based commercial bank holding company (NASDAQ:FSNM). First State provides services, through its subsidiary First Community Bank, to customers from a total of 61 branches located in New Mexico, Colorado, Utah and Arizona. On Friday, April 25, 2008, First State’s stock closed at $11.77 per share.

First Quarter Results

April 28, 2008

Page Six

The following table provides selected information for average balances and average yields for the quarters ended March 31, 2008 and March 31, 2007:

AVERAGE BALANCES:

	First Quarter Ended March 31, 2008		First Quarter Ended March 31, 2007
	Average Balance	Average Yield	Average Balance	Average Yield
(Unaudited – $ in thousands)
Loans	$2,558,587	7.42%	$2,181,198	8.68%
Investment securities	500,683	4.58%	495,783	4.66%
Interest-bearing deposits with other banks and federal funds sold	8,222	3.67%	12,245	5.53%
Total interest-earning assets	3,067,492	6.95%	2,689,226	7.93%
Total interest-bearing deposits	2,089,306	3.28%	1,788,966	3.61%
Borrowings	313,424	4.17%	247,935	5.93%
Total interest-bearing liabilities	2,612,574	3.32%	2,210,464	3.93%

Non interest-bearing demand accounts	458,648		441,859
Equity	316,651		312,409
Total assets	$3,412,119		$2,978,917

The following tables provide information regarding loans and deposits for the quarter ended March 31, 2008 and 2007, and the year ended December 31, 2007:

LOANS:

(Unaudited - $ in thousands)	March 31, 2008		December 31, 2007		March 31, 2007
Commercial	$354,723	13.6%	$342,141	13.5%	$321,977	13.4%
Real estate – commercial	963,664	36.9%	967,322	38.1%	837,564	34.8%
Real estate – one- to four-family	242,302	9.3%	235,015	9.2%	242,474	10.1%
Real estate – construction	982,847	37.6%	928,582	36.5%	907,710	37.7%
Consumer and other	45,905	1.8%	47,372	1.9%	57,784	2.4%
Mortgage loans available for sale	20,751	0.8%	20,778	0.8%	20,546	0.9%
Other loans available for sale	—	—%	—	—%	17,072	0.7%

Total	$2,610,192	100.0%	$2,541,210	100.0%	$2,405,127	100.0%

DEPOSITS:

(Unaudited - $ in thousands)	March 31, 2008		December 31, 2007		March 31, 2007
Non-interest bearing	$466,447	18.1%	$485,419	18.9%	$498,624	19.9%
Interest-bearing demand	331,089	12.8%	336,914	13.1%	353,694	14.1%
Money market savings accounts	474,247	18.4%	355,889	13.8%	363,081	14.5%
Regular savings	109,610	4.2%	107,096	4.2%	124,107	5.0%
Certificates of deposit less than $100,000	486,482	18.9%	490,741	19.1%	451,504	18.1%
Certificates of deposit greater than $100,000	712,726	27.6%	798,628	30.9%	711,457	28.4%

Total	$2,580,601	100.0%	$2,574,687	100.0%	$2,502,467	100.0%

First Quarter Results

April 28, 2008

Page Seven

Certain statements in this news release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These statements are based on management’s current expectations or predictions of future results or events. We make these forward-looking statements in reliance on the safe harbor provisions provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical fact, included in this news release which relate to performance, development or activities that we expect or anticipate will or may happen in the future, are forward looking statements. The discussions regarding our growth strategy, expansion of operations in our markets, acquisitions, competition, loan and deposit growth, timing of new branch openings, and response to consolidation in the banking industry include forward-looking statements. Other forward-looking statements may be identified by the use of forward-looking words such as “believe,” “expect,” “may,” “might,” “will,” “should,” “seek,” “could,” “approximately,” “intend,” “plan,” “estimate,” or “anticipate” or the negative of those words or other similar expressions.

Forward-looking statements involve inherent risks and uncertainties and are based on numerous assumptions. They are not guarantees of future performance. A number of important factors could cause actual results to differ materially from those in the forward-looking statement. Some factors include changes in interest rates, local business conditions, government regulations, loss of key personnel or inability to hire suitable personnel, faster or slower than anticipated growth, economic conditions, our competitors’ responses to our marketing strategy or new competitive conditions, and competition in the geographic and business areas in which we conduct our operations. Forward-looking statements contained herein are made only as of the date made, and we do not undertake any obligation to update them to reflect events or circumstances after the date of this report to reflect the occurrence of unanticipated events.

Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. These factors are included in our Form 10K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission.

First State’s news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State’s website at www.fcbnm.com.